EXHIBIT 3.3


                     CERTIFICATE OF INCORPORATION
                                  OF
              STARNET COMMUNICATIONS INTERNATIONAL INC.

     FIRST:    The name of the corporation is Starnet Communications
International Inc. (the "Corporation").

     SECOND:   The Corporation's registered office in the State of Delaware is located at 1300 Delaware Trust Building, 902 Market Street, Wilmington, New Castle County, Delaware, 19801. The Corporation's registered agent at that address shall be The Delaware Corporation Agency, Inc.

     THIRD:    The purpose of the Corporation is to engage in any lawful
acts or activities for which a corporation may be organized under the General Corporation Law of the State of Delaware.

     FOURTH:   The Corporation may have and maintain offices at such places within and without Delaware as the Board of Directors of the Corporation may determine from time to time.

     FIFTH:    The aggregate number of shares which the Corporation shall have authority to issue is Two Hundred Million (200,000,000) shares, as follows: One Hundred Million (100,000,000) shares of Class A Voting Common Stock with a par value of $.00l per share, Fifty Million (50,000,000) shares of

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Class B Nonvoting Common Stock with a par value of $.001 per share, which
Class B Nonvoting Common Stock shall have no voting rights except as required by law, and Fifty Million (50,000,000) shares of Preferred Stock with a par value of $.001 per share.

               The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and, subject to the voting limitations set forth herein, to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

               The authority of the Board of Directors with respect to each series of Preferred Stock shall include all rights conferred by the General Corporation Law upon directors, including, but not limited to, determination of the following:

               (a) the number of shares constituting that series and the distinctive designation of that series;

               (b) the dividend rate on the share of that series, whether dividends shall be cumulative, and, if so, from

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which date or dates, and the relative rights or priorities, if any, of payment of dividends on shares of that series;

               (c) whether the shares of that series shall have voting rights, in addition to the voting rights required by law and, if so, the terms of such voting rights;

               (d) whether the shares of that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of conversion rate(s) in relation to such events as the Board of Directors shall determine;

               (e) whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which amount they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

               (f) whether there shall be a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

               (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or

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winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

               (h) any other relative rights, preferences and limitations of that series now or hereafter permitted by law.

          Dividends on outstanding shares of Preferred Stock shall be paid or declared, and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common stock of the Corporation with respect to the same dividend period.

          If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holder the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

          SIXTH:    One-third of the shares entitled to vote, represented
in person or by proxy, shall constitute a quorum at a meeting of stockholders. If voting by classes is required, this provision shall apply with respect to each such class.

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     SEVENTH:  The name and mailing address of the incorporator is  Marla
H. Norton, Esquire, Bayard, Handelman & Murdoch, P.A., 902 Market Street, 13th Floor, Wilmington, Delaware, 19801.

     EIGHTH:   Except as otherwise provided in Section 102(b)(7) of the
General Corporation Law, as amended from time to time, or in any analogous provision of any successor law, no director of the Corporation shall have personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     NINTH:    The Corporation reserves the right to amend, alter, change and repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law and all rights conferred on officers, directors and stockholders herein are granted subject to this reservation.

     TENTH:    The names and mailing addresses of the persons who are to
serve as directors until the first annual meeting of the Corporation's stockholders or until their successors are elected and qualify are:

  Jason Bolduc                          Jack Carley
  425 Carrall St., Mezzanine Level      425 Carrall St., Mezzanine Level
  Vancouver, B.C. Canada V6B 6E3        Vancouver, B.C. Canada V6B 6E3

  Mark Dohlen                           Mitchell White
  425 Carrall St., Mezzanine Level      425 Carrall St., Mezzanine Level
  Vancouver, B.C. Canada V6B 6E3        Vancouver, B.C. Canada V6B 6E3

                          Christopher Zacharias
                    425 Carrall St., Mezzanine Level
                     Vancouver, B.C. Canada V6B 6E3

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The election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

     ELEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the By-Laws of the Corporation.

     I, the undersigned, being the incorporator for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, and the acts amendatory thereof and supplemental thereto, do make and file this Certificate of Incorporation, hereby declaring and certifying that the facts stated herein are true and accordingly hereunto have set my hand and seal this 4th day of March, 1997.


                               /s/ MARLA H. NORTON
                              ________________________________(SEAL)
                              MARLA H. NORTON










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